Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	James River Coal Company
Elizabeth M. Cook
Director of Investor Relations
(804) 780-3000

JAMES RIVER COAL COMPANY ANNOUNCES
CONSUMMATION OF COMMON STOCK OFFERING AND
EXERCISE OF OVER-ALLOTMENT OPTION

RICHMOND, VA., March 25, 2008 – James River Coal Company (NASDAQ: JRCC) announced today the completion of the previously announced public offering of its common stock.  The Company also announced that UBS Investment Bank exercised, in part, the over-allotment option granted by the Company in connection with the offering and, as a result, purchased an additional 413,432 shares of the Company’s common stock.  Including the over-allotment shares, the offering totaled 3,413,432 shares of the Company’s common stock, resulting in net proceeds to the Company of approximately $50.2 million (after payment of the underwriting discount, but excluding estimated offering expenses).

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities.  A written prospectus may be obtained from sales representatives of UBS Securities LLC at 299 Park Avenue, New York, NY 10171, Attn: Prospectus Department; (212)-821-3884.

After this offering there are approximately 25,324,897 shares of the Company’s common stock outstanding.

James River Coal Company mines, processes and sells bituminous steam and industrial-grade coal primarily to electric utility companies and industrial customers.  The Company’s mining operations are managed through six operating subsidiaries located throughout eastern Kentucky and in southern Indiana.